Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL ELECTS ALICE YOUNG AS AN
INDEPENDENT DIRECTOR TO ITS BOARD

Pembroke, Bermuda, February 22, 2013 -- AXIS Capital Holdings Limited ("AXIS Capital") (NYSE: AXS) today announced that the Company’s Board of Directors has elected Alice Young as a director.

Michael Butt, Chairman of AXIS Capital, said: “We are very delighted Alice has agreed to join our Board where the breadth and scope of her international experience, particularly in the growth areas of the world, will be a great addition to our deliberations. We look forward to her contributions as an independent director.”

Since 1994, Ms. Young has served as a partner at the international law firm Kaye Scholer LLP and as Chairperson of the firm's Asia Pacific practice. In 2013, Ms. Young became Special Counsel of Kaye Scholer LLP and continues to serve as Chairperson of the firm’s Asia Pacific practice. She has extensive experience advising multinational entities and entrepreneurs on their business and investment activities in the United States and Asia. Ms. Young also serves as a member of the Board of Directors and on the Executive and Examining Committees of Mizuho Trust & Banking Co. (USA); as Trustee of the Aspen Institute, Asia Foundation and Give2Asia; and Associate Fellow of Davenport College, Yale University. Ms. Young is also a member of the Council on Foreign Relations, Committee of 100, Deloitte & Touche Diversity External Advisory Council, Asia Society, the US-China Business Council and Japan Society.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Ms. Young received her Bachelor of Arts, magna cum laude from Yale College, in 1971, graduating with Distinction and Honors in East Asian Studies. Following Yale College, she attended Harvard Law School, from which she received her Doctor of Law degree, cum laude, in 1974.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2012 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) with a positive outlook by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com